EXHIBIT A {Clients/1032/00426208.DOCX/ } PROVIDENT FINANCIAL SERVICES, INC. POLICIES AND PROCEDURES REGARDING INSIDER TRADING AND THE CONFIDENTIALITY OF INFORMATION Provident Financial Services, Inc. (the “Company”) is a public company the common stock of which is traded on the New York Stock Exchange and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Provident Bank (the “Bank”) is the Company’s wholly owned subsidiary. The directors, officers and employees of the Company and the Bank have a responsibility not to participate in the market for the Company’s common stock while in possession of material information about the Company or the Bank that has not been publicly disclosed. Insider trading violations are pursued vigorously by the SEC and federal prosecutors, and violators are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liabilities on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by their personnel. The following policies and procedures have been adopted with respect to insider trading and the confidentiality of information for the directors, officers and employees of the Company and the Bank. These policies and procedures apply to all directors, officers and employees of the Company and the Bank. They also apply to family members who reside with them, anyone else who lives in their household, and to any family members who do not live in their household but whose transactions in the Company’s common stock are directed by them or are subject to their influence or control. I. Prohibition Against Trading While In Possession of Undisclosed Material Information If you are aware of material information relating to the Company or the Bank that has not been publicly disseminated for at least two full business days, you are prohibited from purchasing or selling the Company’s common stock, directly or indirectly, and you are prohibited from disclosing such information to any other persons so that they may trade in the Company’s common stock. • It is difficult to describe fully what constitutes material information, but you should assume that any information, positive or negative, that may be significant to an investor in determining whether to buy, sell or hold the Company’s common stock would be material. Information may be significant for this purpose even if it alone would not determine an investor’s decision.

EXHIBIT A {Clients/1032/00426208.DOCX/ } • Examples of material information include a potential business acquisition, financial information that departs in any way from recent data or trends, or an important financing transaction. These examples are merely illustrative and not a complete list. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold by the lender if the borrower defaults on the loan. These forced sales could occur when the person pledging the securities is aware of undisclosed material inside information or at a time when the person pledging the securities is not permitted to trade in the Company’s common stock. For these reasons, pledging of the Company’s common stock as collateral for a margin account or loan should be avoided. The amount of pledged shares of the Company’s common stock by directors and executive officers must be disclosed in the Company’s annual proxy statement. II. Confidentiality of Information The unauthorized disclosure of internal information about the Company or the Bank, whether or not for the purpose of facilitating improper trading in the Company’s common stock could cause serious problems for the Company and/or the Bank. Directors, officers and employees of the Company and the Bank should not discuss internal matters or developments with anyone outside of the Company or the Bank, except as required in the performance of their regular corporate duties. It may be assumed that the Company’s and Bank’s legal counsel, accountants, and other advisers will not disclose to third parties or trade on inside information provided to them in confidence. However, with regard to negotiating with third parties at arms-length for various transactions, including the sale of assets such as loans, material confidential information should not be provided to such third party unless the third party enters into a confidentiality/non- disclosure agreement with the Company or the Bank, which agreement expressly addresses the issue of trading in the Company’s common stock. Any director, officer or employee with knowledge of material nonpublic information should only disclose such information to other Company or Bank personnel on a need-to-know basis. The group of individuals with knowledge of the material nonpublic information should therefore be kept as limited as possible. This prohibition applies specifically (but not exclusively) to inquiries about the Company and the Bank that may be made by the financial press, investment analysts or others in the financial community. • It is important that all such press or financial analyst inquiries and any responses thereto be channeled through an appropriate designated officer under carefully controlled circumstances. • Unless you are expressly advised to the contrary, if you receive any inquiries of this nature, you should decline to comment and refer the inquirer to Bennett MacDougall (732-590-9306).

EXHIBIT A {Clients/1032/00426208.DOCX/ } If you have any doubt as to your responsibilities under these guidelines, seek clarification from Bennett MacDougall before you act. Do not try to resolve any uncertainties on your own. III. Additional Restrictions on Purchases and Sales Including a Prohibition on Trading During Certain “Black Out” Periods The following additional procedures with respect to the participation in the market for the Company’s common stock by the directors, executive officers and other designated officers and employees of the Company and Bank have been adopted by the Board of Directors to ensure compliance with the federal securities laws. It should be emphasized that these procedures are designed to: (i) avoid even the appearance of trading on insider information; (ii) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws; and (iii) enable the Company to ensure compliance with the reporting requirements of Section 16 of the Exchange Act. The following procedures shall be followed by directors, executive officers, and other designated officers and employees: 1. During the period commencing with the fifteenth day of the third month of each calendar quarter (March 15, June 15, September 15 and December 15) and ending at the beginning of the second business day after the financial results of the quarter- or year-end have been publicly announced, directors, executive officers and other designated employees should refrain from participating, directly or indirectly, in the market for the Company’s common stock. 2. Prior to the execution, or placing of any order with respect to a trade in the Company’s common stock, a designated officer of the Company should be notified. The designated officers are Bennett MacDougall (bennett.macdougall@provident.bank), Brendan Eccleston (brendan.eccleston@provident.bank) or Chao Huang (chao.huang@provident.bank). IV. Hedging Prohibition In order to avoid even the appearance of impropriety, directors, officers and employees of the Company and Bank are prohibited from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of the Company’s common stock. Hedging is highly speculative and also gives the appearance of a lack of confidence in the Company’s future prospects. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the Company’s common stock would affect the value of the shares of the Company’s common stock owned by a director, officer or employee of the Company or Bank, is prohibited.

EXHIBIT A {Clients/1032/00426208.DOCX/ } V. Additional Prohibited Transactions Directors, officers and employees of the Company and the Bank may not engage in any transaction in which they may profit from short-term speculative changes in the Company’s common stock. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price). Under Section 16 (c) of the Exchange Act, it is a violation of law for a director or executive officer to engage in a short sale of Company common stock, including a short sale against the box. Cashless exercises of employee stock options are not deemed short sales. VI. 10b5-1 Trading Plans Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. If a director or employee enters into a “10b5-1 trading plan” for trading in Company securities and the 10b5-1 trading plan meets the requirements of Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications), Company securities may be purchased or sold pursuant to that plan without regard to certain insider trading restrictions that would otherwise apply at the time of the transaction. Generally, a 10b5-1 trading plan must be entered into when the director or employee entering into a plan is not aware of material nonpublic information. Once the plan is adopted, the director or employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must set the amount, pricing and timing of transactions in advance or delegate discretion on such matters to an independent third party. Any 10b5-1trading plan must be submitted to Bennett MacDougall (bennett.macdougall@provident.bank), Brendan Eccleston (brendan.eccleston@provident.bank) or Chao Huang (chao.huang@provident.bank) for Company approval at least five business days prior to entry into the plan and during an open trading window. All 10b5-1 trading plans are subject to substantive SEC rules, and certain information regarding the trading plan will be required to be disclosed in the Company’s SEC filings, including a description of the material terms of such trading plans. VII. Strict Compliance Expected The Company expects strict compliance with these policies and procedures by all directors, officers and employees of the Company and the Bank. Any failure to follow both the letter and the spirit of these policies and procedures may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish the reputation of the Company and/or the Bank, as well as the targeted individual. May 15, 2024